Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE	Contact: Samuel G. Stone
Date Submitted: May 23, 2013	Executive Vice President and
NASDAQ Symbol: FBMI	Chief Financial Officer
(989) 466-7325

Firstbank Corporation Announces Cash Dividend on Common Stock

Alma, MI (FBMI) – Thomas R. Sullivan, President and Chief Executive Officer of Firstbank Corporation, announced today that a $0.06 per share cash dividend will be paid June 27, 2013, to common stock shareholders of record as of June 11, 2013. The $0.06 per share cash dividend is unchanged from the amount paid in the prior quarter.

Firstbank Corporation, headquartered in Alma, Michigan, is a bank holding company using a community bank local decision-making format with assets of $1.5 billion and 46 banking offices serving Michigan’s Lower Peninsula.